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                                                                  Exhibit 99.1


[JLG logo]
JLG INDUSTRIES, INC.                                             PRESS RELEASE
1 JLG Drive                                              FOR IMMEDIATE RELEASE
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161                                CONTACT:  JUNA ROWLAND
Fax (717) 485-6417                   DIRECTOR - CORPORATE & INVESTOR RELATIONS
www.jlg.com                                         (240) 313-1816, IR@JLG.COM


                     JLG ANNOUNCES PROPOSED DEBT REFINANCING

         MCCONNELLSBURG, PA, MAY 30, 2002 - JLG Industries, Inc. (NYSE: JLG) today announced that it is seeking to raise, subject to market conditions, $150 million through a private offering of senior subordinated notes. If the offering is completed, the net proceeds will be used to repay outstanding debt under the Company's existing $250 million revolving credit facility, and to repay outstanding debt under, and terminate, the Company's $83 million working capital facility.

         The notes will be offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, and/or outside the United States in compliance with Regulation S under the Securities Act. The notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities. This press release is issued pursuant to and in accordance with Rule 135c under the Securities Act.